UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 24, 2011	000-52641
Date of Report (Date of earliest event reported)	Commission File Number

INFRASTRUCTURE MATERIALS CORP.
 (Exact name of registrant as specified in its charter)

Delaware	98-0492752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1135 Terminal Way, Suite 207B
Reno, NV 89502 USA
(Address of Principal Executive Offices) (Zip Code)

775-322-4448

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 24, 2011, Infrastructure Materials Corp. (the “Company”), through its wholly-owned subsidiary Silver Reserve Corp. (“SRC”) entered into an option agreement dated as of August 19, 2011 (the “Option Agreement”) with MGold Resources Inc. (“MGold”), pursuant to which MGold will have an option (the “Option) to earn a 50% interest in each of  SRC’s Silver Queen Claim Group (the “Silver Queen Property”) and Klondyke Claim Group (the “Klondyke Property”) after expenditure of certain Option Costs and the full payment of the Cash Consideration, as defined below. The Option Agreement was preceded by a Letter of Intent between SRC and MGold dated as of June 8, 2011.

Under the terms of the Option Agreement MGold is required to advance exploration expenditures totaling $4,000,000 with regards to the Silver Queen Property and $1,350,000 with regards to the Klondyke Property (together, the “Option Costs”).  MGold also will make total cash payments to SRC of $2,000,000 for the Silver Queen Property and $265,000 for the Klondyke Property (together, the “Cash Consideration”). The Option Costs are to be made over a period of 30 months, and the Cash Consideration is to be paid over a period of 33 months.  Upon full expenditure of the Option Costs and payment of the total Cash Consideration, the Option can be exercised and MGold will hold a 50% equity interest in each of the Silver Queen Property and Klondyke Property.  Following exercise of the Option, SRC and MGold will enter into a joint venture with regards to the operation of the properties.  During the period prior to the exercise of the Option, MGold has the right to discontinue its Option with respect to either property and retain its Option with respect to the other property. The parties will endeavor to negotiate a joint venture agreement in the next 60 days that would govern their relationship following exercise of the Option.

The transactions contemplated in the Option Agreement are subject to (1) completion by MGold of a minimum private placement financing of $1,500,000 and (2) all required regulatory approvals.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transaction.

Not applicable.

(d)	Exhibits.

10.1	Option Agreement dated as of August 19, 2011 between the Company and MGold Resources Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFRASTRUCTURE MATERIALS CORP.

August 24, 2011		/s/ Anne Macko
	Name:	Anne Macko
	Title:	Secretary